Exhibit 5.01


                           DAVIS POLK & WARDWELL
                           450 LEXINGTON AVENUE
                         NEW YORK, NEW YORK 10017
TEL: 212-450-4000                                           FAX: 212-450-4800
                              (212) 450-4343


                                                     November 5, 1996


Ingram Micro Inc.
1600 E. St. Andrew Place
Santa Ana, CA 92705

Re:         Ingram Micro Inc. Registration Statement on Form S-1
            (File No. 333-12785)

Ladies and Gentlemen:

               We have acted as counsel to Ingram Micro Inc. (the "Company") in connection with the Company's Registration Statement on Form S-1 (the "Registration Statement") (No. 333-12785) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), for the registration of 2,867,374 shares (the "Shares") of the Company's Class A Common Stock, par value $0.01 per share (the "Common Stock"), issuable pursuant to the Company's Rollover Stock Option Plan (the "Plan").

               We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

               On the basis of the foregoing and assuming the due execution and delivery of certificates representing the Shares, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and non-assessable.

               If the Company files an abbreviated registration statement (the "Rule 462(b) Registration Statement"), which incorporates the Registration Statement, to register additional shares of Common Stock (the "Additional Shares") pursuant to Rule 462(b) under the Securities Act, and assuming the due authorization of the Additional Shares by the Company, for purposes of the preceding opinion, any reference therein to the "Shares" shall be deemed to include the Additional Shares.

               We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and if filed, the Rule 462(b) Registration Statement. We also consent to the reference to our name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement, and if filed, the Rule 462(b) Registration Statement.


                                                     Very truly yours,

                                                     /s/ Davis Polk & Wardwell